CONFORMED COPY









                           STOCK PURCHASE AGREEMENT

                          dated as of August 20, 1997

                                by and between

                  AMERICAN REAL ESTATE INVESTMENT CORPORATION

                                      and

                           HUDSON BAY PARTNERS, L.P.







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                               TABLE OF CONTENTS


            This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.
                                                                            Page

                                  ARTICLE I.

                          SALE OF SHARES AND CLOSING

      1.01  Purchase and Sale..............................................  1
      1.02  Purchase Price.................................................  2
      1.03  Lock-Up Period.................................................  2
      1.04  Closing........................................................  2

                                  ARTICLE II.

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

      2.01  Organization...................................................  3
      2.02  Authority......................................................  3
      2.03  No Conflicts...................................................  3
      2.04  Governmental Approvals and Filings.............................  4
      2.05  Legal Proceedings..............................................  4
      2.06  Purchase for Investment........................................  4
      2.07  Brokers........................................................  4

                                 ARTICLE III.

                           COVENANTS OF THE COMPANY

      3.01  The Warrant....................................................  5
      3.02  The Option.....................................................  5

                                  ARTICLE IV.

                            COVENANTS OF PURCHASER

      4.01  Regulatory and Other Approvals.................................  5
      4.02  Outside Investor...............................................  6
      4.03  Purchaser Investment in the McBride Contributor................  6
      4.04  Fulfillment of Conditions......................................  6

                                 ARTICLE V.


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                                                                            Page




                     CONDITIONS TO OBLIGATIONS OF PURCHASER

      5.01  Satisfaction of Conditions to Transaction Agreements.............  6
      5.02  Warrant..........................................................  6

                                   ARTICLE VI.

                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

      6.01  Representations and Warranties...................................  6
      6.02  Officer's Certificate............................................  7
      6.03  Performance......................................................  7
      6.04  Master Investment Agreement......................................  7

                                  ARTICLE VII.

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                            COVENANTS AND AGREEMENTS

      7.01  Survival of Representations, Warranties, Covenants and Agreements  7
      7.02  Indemnification..................................................  7

                                  ARTICLE VIII.

                                   TERMINATION

      8.01  Termination......................................................  8
      8.02  Effect of Termination............................................  8

                                   ARTICLE IX.

                                   DEFINITIONS

      9.01  Definitions......................................................  8

                                   ARTICLE X.

                                  MISCELLANEOUS

      10.01 Notices..........................................................  9
      10.02 Entire Agreement.................................................  9
      10.03 Expenses.........................................................  9




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                                                                            Page


      10.04 Waiver...........................................................  9
      10.05 Amendment........................................................  9
      10.06 No Third Party Beneficiary.......................................  9
      10.07 No Assignment; Binding Effect....................................  9
      10.08 Headings......................................................... 10
      10.09 Invalid Provisions............................................... 10
      10.10 Jurisdiction..................................................... 10
      10.11 Governing Law.................................................... 10
      10.12 Counterparts..................................................... 10




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




            This STOCK PURCHASE AGREEMENT dated as of August 20, 1997 ("Agreement") is made and entered into by and between HUDSON BAY PARTNERS, L.P., a Delaware limited partnership ("Purchaser"), and AMERICAN REAL ESTATE INVESTMENT CORPORATION, a Maryland corporation (the "Company"). Capitalized terms used in this Agreement and not defined in this Agreement have the meanings specified in the Master Investment Agreement dated as of the date hereof, by and among the Company, the Purchaser and the other parties thereto (the "Master Investment Agreement").

                                    RECITALS

            A. Purchaser desires to invest a minimum of $10 million in cash in the Company in exchange for the issuance to Purchaser of that number of shares of common stock, par value $.001 per share (the "Common Stock"), as determined pursuant to the terms and subject to the conditions of this Agreement.

            B. Purchaser is a party to the Master Investment Agreement, and the investment by Purchaser pursuant to this Agreement is among the transactions contemplated by the Master Investment Agreement.


                                    AGREEMENT

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I.

                           SALE OF SHARES AND CLOSING

            1.01 Purchase and Sale. (a) The Company agrees to issue and sell to Purchaser (and to the Outside Investor (as defined in Section 9.01 below), if applicable), and Purchaser agrees to purchase (and agrees to cause the Outside Investor to purchase, if applicable) from the Company, at the Closing on the terms and subject to the conditions set forth in this Agreement, the following:

            (i) Purchaser agrees to purchase that number of shares of Common Stock equal in value (as determined in Section 1.01(b)) to $10,000,000 (the "Guaranteed Shares"); provided that the $10,000,000 amount shall be reduced by the $2,000,000 Cash Contribution (as defined in the McBride Contribution Agreement) if contributed pursuant to the McBride Contribution Agreement;

            (ii) Purchaser agrees to purchase, or to provide an Outside Investor to purchase, that number of shares of Common Stock equal in value to $5,000,000, subject to a



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      reduction in an amount equal to the Optional Cash Contribution (as defined in the McBride Contribution Agreement) (the "Additional Guaranteed
      Shares");

            (iii) Purchaser agrees to purchase, or to provide an Outside Investor to purchase, that number of shares of Common Stock equal in value to $5,000,000; provided, however, that the $5,000,000 amount shall be reduced by the value ascribed to the following assets if contributed to the Company or its affiliates pursuant to the Transaction Agreements: (i) the Partnership Interests (as defined in the McBride Contribution Agreement) relating to the Acquisition Portfolio (as defined in the McBride Contribution Agreement), and/or (ii) the FLIP Acquisition Properties (as defined in the Merger Agreement)(the "McBride Guaranteed Shares"); and

            (iv) If Purchaser notifies the Company on or before the day (the "Exercise Date") that is 10 days prior to the date on which the Form S-4 is declared effective by the SEC of its decision to purchase additional shares (the "Option"), that number of shares of Common Stock set forth in such notice (not to exceed $10,000,000 in value) (the "Option Shares," and together with the Guaranteed Shares, the Additional Guaranteed Shares and the McBride Guaranteed Shares, the "Shares"). Purchaser may assign the Option in its sole discretion to the Outside Investor.

      (b) The aggregate number of Shares to be issued and sold to Purchaser (and the Outside Investor, if applicable) pursuant to this Agreement shall be equal to the Total Investment (as defined herein) divided by the Per Share Purchase Price.

            1.02 Purchase Price. The aggregate purchase price for the Shares (the "Purchase Price") shall be an amount equal to the Total Investment.

            1.03 Lock-Up Period. Purchaser agrees (and agrees to use reasonable efforts to cause the Outside Investor to agree, if applicable) that for a period of two years following the Closing (the "Lock-Up Period") it may not, in any way or to any extent, sell, transfer, assign, or (with the Company's consent which shall not be unreasonably withheld) pledge or encumber, or otherwise convey any or all of the Shares delivered to Purchaser in connection with this transaction; and that not more than 25% of the Shares owned by Purchaser may be sold in the three-month period after the end of the initial two year Lock-Up Period, and an additional 25% of such Shares may be sold in each three-month period thereafter (so that all such Shares may be sold after the third anniversary of the Closing
Date); provided that transfers may be made, subject to the restrictions hereof and under the Company's Articles of Incorporation, to an Affiliate which agrees in writing in an instrument reasonably acceptable to the Company to be bound by the restriction on transfer of the Shares contained in this Agreement and by the obligations contained in the indemnification provisions in Section 6.02 of the Master Investment Agreement, provided that such obligation shall be limited to the Shares actually received by such Affiliate, and such Affiliate shall not be liable for money damages or otherwise.

            1.04 Closing. The Closing will take place at the place and at the time on the Closing Date designated in the Master Investment Agreement. At the Closing, Purchaser (and if applicable the Outside Investor) will pay the Purchase Price by wire transfer of immediately



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available funds to such account as the Company may reasonably direct by written notice delivered to Purchaser (and if applicable the Outside Investor) by the Company at least two (2) Business Days before the Closing Date. Simultaneously, the Company will assign and transfer to Purchaser (and if applicable the Outside Investor) good and valid title in and to the Shares, free and clear of all Liens, by delivering to Purchaser (and if applicable the Outside Investor) a certificate or certificates representing the Shares, in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, with requisite stock transfer tax stamps, if any, attached. At the Closing, there shall also be delivered by the Company to Purchaser the Warrant (as defined below), the certificates and other documents and instruments required to be delivered under this Agreement and under the Master Investment Agreement.


                                   ARTICLE II.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser hereby represents and warrants to the Company as follows:

            2.01 Organization. Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite partnership power and authority to conduct its business as and to the extent now conducted and to own, use, lease and operate its assets and properties. Purchaser is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, use, or leasing of its assets and properties, or the conduct or nature of its business makes such qualification, licensing or admission necessary, except for failures to be so qualified, licensed or admitted and in good standing individually or in the aggregate which would not have a Material Adverse Effect (as defined herein).

            2.02 Authority. Purchaser has full partnership power and authority to execute and deliver this Agreement and the Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Transaction Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder have been duly and validly approved by all necessary partnership action on the part of Purchaser. This Agreement and the Master Investment Agreement have been duly and validly executed and delivered by Purchaser and constitute, and upon the execution and delivery by Purchaser of the other Transaction Agreements to which it is a party, such Transaction Agreements will constitute, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            2.03 No Conflicts. Neither the execution or delivery by Purchaser of this Agreement or any Transaction Agreement to which it is or will be a party, nor consummation



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of the transactions contemplated hereby or thereby or compliance with or fulfillment of the terms and provisions hereof or thereof by Purchaser, will (i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights, or result in the creation or imposition of any encumbrance upon any of the assets of Purchaser, under the organizational documents of Purchaser or any other instrument, agreement, mortgage, indenture, deed of trust, permit, concession, grant, franchise, license, judgment, order, award, decree or other restriction to which Purchaser is a party or any of its properties is subject or by which it is bound or any statute, other law or regulatory provisions affecting it or (ii) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body, by or on behalf of Purchaser, except for such conflicts, breaches, defaults, events, creations, impositions, approvals, consents, declarations, filings or authorizations which would not reasonably be expected to either (x) have a Material Adverse Effect or
(y) prevent or hinder the consummation of the transactions contemplated hereby.

            2.04 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Transaction Agreements to which it is a party, or the consummation of the transactions contemplated hereby or thereby.

            2.05 Legal Proceedings. There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting, nor to the knowledge of Purchaser are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Purchaser or any of its assets and properties which, if determined adversely to Purchaser, individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or adversely affect in any material respect the ability of Purchaser to consummate the transactions contemplated by this Agreement or the Transaction Agreements to which it is a party.

            2.06 Purchase for Investment. The Shares will be acquired by Purchaser (or, if applicable, the Outside Investor) pursuant to this Agreement, for its own account for the purpose of investment, it being understood that the right to dispose of such Shares shall be entirely within the discretion of Purchaser (or the Outside Investor, as the case may be). Purchaser (or the Outside Investor, as the case may be) will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to cause the Company to be in violation of the registration requirements of the Securities Act of 1933, as amended, or applicable state securities or blue sky laws.

            2.07 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with the Company without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against the Company or any of its Subsidiaries for a finder's fee, brokerage commission or similar payment.




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                                  ARTICLE III.

                            COVENANTS OF THE COMPANY

            The Company covenants and agrees with Purchaser that, at all times from and after the date hereof until the Closing the Company will comply with all covenants and provisions of this Article III, except to the extent Purchaser may otherwise consent in writing.

            3.01 The Warrant. The Company will issue to Purchaser at the Closing a warrant (the "Warrant") (exercisable for a period of seven years from the Closing Date) to purchase 300,000 shares of Common Stock at a price of $11.00 per share, in substantially the form attached hereto as Exhibit A.

            3.02 The Option. The Company will deliver to Purchaser (or to the Outside Investor) at the Closing the Option Shares; provided that Purchaser (or the Outside Investor, as the case may be) gives a written notification to the Company on or before the Exercise Date of Purchaser's election to exercise the Option.


                                   ARTICLE IV.

                             COVENANTS OF PURCHASER

            Purchaser covenants and agrees with the Company that, at all times from and after the date hereof until the Closing and, with respect to any covenant or agreement by its terms to be performed in whole or in part after the Closing, for the period specified herein or, if no period is specified herein, indefinitely, Purchaser will comply with all covenants and provisions of this
Article IV, except to the extent the Company may otherwise consent in writing.

            4.01 Regulatory and Other Approvals. Purchaser will (i) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby and by the Transaction Agreements to which it is a party, (ii) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as the Company or such Governmental or Regulatory Authorities or other Persons may reasonably request and (iii) cooperate with the Company and its Subsidiaries as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of the Company or any Subsidiary of the Company to consummate the transactions contemplated hereby and by the Transaction Agreements to which it is a party. Purchaser will provide prompt notification to the Company when any such consent, approval, action, filing or notice referred to in clause (i) above is obtained, taken, made or given, as applicable, and will advise the Company of any communications with any Governmental or Regulatory Authority or other Person regarding any



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of the transactions contemplated by this Agreement or any of the Transaction
Agreements to which it is a party.

            4.02 Outside Investor. Purchaser will, prior to the Exercise Date, give notice to the Company stating who is a potential Outside Investor.

            4.03 Purchaser Investment in the McBride Contributor. Prior to the Closing, Purchaser will invest no less than $2,000,000 in the McBride Contributor and it is intended that the McBride Contributor will, pursuant to the McBride Contribution Agreement, make the Cash Contribution of such amount.

            4.04 Fulfillment of Conditions. Purchaser will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of the Company contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.


                                   ARTICLE V.

                     CONDITIONS TO OBLIGATIONS OF PURCHASER

            The obligations of Purchaser hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

            5.01 Satisfaction of Conditions to Transaction Agreements. All conditions precedent to the consummation of the transactions contemplated by the Master Investment Agreement and the other Transaction Agreements (other than the condition that the transactions contemplated by this Agreement shall have been consummated) shall have been satisfied or, if permissible, waived.

            5.02 Warrant. The Company shall have executed and delivered to Purchaser the Warrants.


                                   ARTICLE VI.

                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

            The obligations of the Company hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

            6.01 Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects



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on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date.

            6.02 Officer's Certificate. Purchaser shall have furnished to the company a certificate of an officer of its general partner, in form and substance reasonably satisfactory to the Company.

            6.03 Performance. Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

            6.04 Master Investment Agreement. All of the transactions contemplated by the Master Investment Agreement (other than those contemplated by this Agreement) shall have been consummated.


                                  ARTICLE VII.

                    SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                            COVENANTS AND AGREEMENTS

            7.01 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of Purchaser contained in this Agreement will survive the Closing until the second anniversary of the Closing Date, except that to the extent any claim for indemnification is made under the Master Investment Agreement with respect to any representation, warranty, covenant or agreement that would otherwise terminate and a notice for indemnification shall have been timely given under
Article VI of the Master Investment Agreement on or prior to such termination date, then such survival period will be extended as it relates to such claim until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article VI of the Master Investment Agreement. This Section shall not limit in any way the survival and enforceability of any covenant or agreement of the parties hereto which by its terms contemplates performance after the Closing Date, which shall survive for the respective periods set forth herein.

            7.02 Indemnification. Indemnification with respect to breaches of or inaccuracies in any representation or warranty of, or nonfulfillment of or failure to perform or breach of any covenant or agreement on the part of, the Purchaser contained in this Agreement, or on the part of the Company or the Operating Partnership in the Master Investment Agreement, shall be as provided in and pursuant to the Master Investment Agreement.





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                                  ARTICLE VIII.

                                   TERMINATION

            8.01 Termination. This Agreement shall be terminated in the event the Master Investment Agreement is terminated pursuant to its terms.

            8.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 8.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of the Company or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in the Master Investment Agreement.


                                   ARTICLE IX.

                                   DEFINITIONS

            9.01 Definitions. (a) As used in this Agreement, the following defined terms shall have the meanings indicated below:

            "Material Adverse Effect" means an adverse effect on the condition, financial or otherwise, or on the earnings, assets, business affairs or business prospects of Purchaser or any of its Subsidiaries which would be material to Purchaser and its Subsidiaries, taken as a whole.

            "Option" has the meaning ascribed to it in Section 1.01.

            "Outside Investor" means a third party purchaser of the shares of Common Stock of the Company which purchaser shall not adversely affect the Company's eligibility or qualification as a "real estate investment trust" under the Code.

            "Total Investment" means the aggregate amount invested by Purchaser and the Outside Investor pursuant to Section 1.01(a)(i), (ii), (iii) and (iv), and in any event shall be at least $20,000,000 (subject to reduction as described in Section 1.01(i), (ii) and (iii)), but no more than $30,000,000.

            "Transaction Agreements" means the Master Investment Agreement, the Merger Agreement, the Management Contribution Agreement, the McBride Contribution Agreement and all agreements and documents to be delivered by the Company, the Operating Partnership and the Investors in connection with the transactions contemplated by this Agreement and the Master Investment Agreement.

            "Warrant" has the meaning ascribed to it in Section 3.01.

            (b) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include



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the plural or singular number, respectively; (iii) the terms "hereof," "herein,"
"hereby" and derivative or similar words refer to this entire Agreement; and
(iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement. All accounting terms used herein and not expressly defined herein or in the Master Investment Agreement shall have the meanings given to them under GAAP.


                                   ARTICLE X.

                                  MISCELLANEOUS

            10.01 Notices. All notices, requests and other communications hereunder must be given in the manner provided in the Master Investment Agreement.

            10.02 Entire Agreement. This Agreement and the Transaction Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

            10.03 Expenses. Except as otherwise expressly provided in this Agreement or in the Master Investment Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses, incurred in connection with the negotiation, execution and closing of this Agreement and the Transaction Agreements and the transactions contemplated hereby and thereby.

            10.04 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

            10.05 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

            10.06 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

            10.07 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of law; (b) that Purchaser may assign any or all of its rights, interests and obligations hereunder to any Affiliate or Subsidiary of Purchaser, provided



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that any such Affiliate or Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein and in the Master Investment Agreement and provided that such assignment would not adversely affect the Company's eligibility or qualification as a "real estate investment trust" under the Code; and (c) except as otherwise provided in this Agreement. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

            10.08 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

            10.09 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

            10.10 Jurisdiction. THE PARTIES AGREE THAT ALL DISPUTES BETWEEN ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN LAW OR EQUITY OR OTHERWISE, SHALL BE RESOLVED BY THE FEDERAL OR STATE COURTS LOCATED IN NEW YORK, NEW YORK. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE OTHER IN ANY OTHER JURISDICTION.

            10.11 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York.

            10.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.





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            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.


                         AMERICAN REAL ESTATE INVESTMENT CORPORATION

                         By:/s/ EVAN ZUCKER
                         ---------------------------------------------
                         Name: Evan Zucker
                         Title:    President


                         HUDSON BAY PARTNERS, L.P.

                         By:   HUDSON BAY PARTNERS, INC., its general partner

                         By:/s/ DAVID H. LESSER
                         ---------------------------------------------
                         Name: David H. Lesser
                         Title:    President